EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-102584 of FiberNet Telecom Group, Inc. on Form S-3 of our report dated March 12, 2003, relating to the consolidated financial statements of FiberNet Telecom Group, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002) appearing in this Annual Report on Form 10-K of FiberNet Telecom Group, Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Parsippany, NJ
March 28, 2003